Exhibit 3.5

ARTICLES OF INCORPORATION

OF

BURLINGTON COAT FACTORY WAREHOUSE OF ANCHORAGE, INC.

FIRST: The name of the corporation (hereinafter called the “corporation”) is BURLINGTON COAT FACTORY WAREHOUSE OF ANCHORAGE, INC.

SECOND: The purposes for which the corporation is organized, which shall include the authority of the corporation to transact any or all lawful business for which corporations may be incorporated under the Alaska Corporations Code, are as follows:

The operation of men’s, women’s and children’s clothing stores specializing in leather and suede jackets, pants, coats, boots, moccasins, belts, leather hides, purses, hats, furs, bags, gloves, vests, novelties, accessories, and related services.

To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved finished, shops, storehouses, buildings, and commercial and retail establishments or every character, including all equipment, fixtures, machinery, implements, and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in, and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings, and other works and any interest or right therein; to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

To apply for, register, obtain, purchase, lease, take licenses in respect of, or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge, or otherwise dispose of, and, in any manner deal with and contract with reference to:

(a) inventions, devices, formulae, processes, and any improvements and modifications thereof;

(b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state of subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

(c) franchises, licenses, grants, and concessions.

To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Alaska Corporations Code.

THIRD: The address of the initial registered office of the corporation in the State of Alaska is Suite 800, 240 Main Street, c/o The Prentice-Hall Corporation System, Inc., Juneau 99801; and the name of the initial registered agent of the corporation at such address is The Prentice-Hall Corporation System, Inc.

FOURTH: There are no alien affiliates.

FIFTH: The total number of shares that the corporation is authorized to issue is one thousand, all of which are of a par value of one dollar each and are of the same class and are to be Common shares.

SIXTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms as the Board of Directors in its discretion may determine without first offering the same, or any there, to any said holder.

SEVENTH: The duration of the corporation shall be perpetual.

EIGHTH: The name and the address of the incorporator are as follows:

Athena Togias

15 Columbus Circle

New York, NY 10023-7773

NINTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of the Alaska Corporations Code, as the same may be amended and supplemented.

TENTH: The corporation shall, to the fullest extent permitted by the provisions of the Alaska Corporations Code, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ELEVENTH: Shareholders entitled to vote in the election of directors shall not be entitled to cumulate their votes in any such election.

11/28/90

/s/ Athena Togias

/s/ Ann Patalano
Notary Public